Law Offices of Joseph L. Pittera

2214 Torrance Boulevard

Suite 101

Torrance, California 90501

Telephone (310) 328-3588

Facsimile (310) 328-3063

E-mail: evlam2000@aol.com

November 18, 2006

Board of Directors

Cab-Tive Advertising, Inc.

Las Vegas, Nevada

Re:	Form SB-2 Registration Statement
2,000,000 shares of Common Stock at $0.05 per share

Gentlemen:

We have reviewed the Articles of Incorporation and amendments thereto, By-Laws, corporate proceedings and other documents of Cab-Tive Advertising, Inc. (the “Company”) and based upon the foregoing it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to Form SB-2 Registration Statement filed with this Opinion as Exhibit 5 will when sold, be legally issues, fully paid and non-assessable.

No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Law Offices of Joseph L. Pittera

By: /s/ Joseph L. Pittera